Exhibit 10.8

NEW PROVIDENCE ACQUISITION CORP. II

10900 Research Blvd., Suite 160C, PMB 1081

Austin, TX 78759

[●], 2021

New Providence Acquisition II LLC

10900 Research Blvd.

Suite 160C, PMB 1081

Austin, TX 78759

Re:	Administrative Support Agreement

Ladies and Gentlemen:

This letter agreement by and between New Providence Acquisition Corp. II (the “Company”) and New Providence Acquisition II LLC (the “Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the NASDAQ Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

i.

The Sponsor shall make available, or cause to be made available, to the Company, at 10900 Research Blvd., Suite 160C, PMB 1081, Austin TX 78759 (or any successor location of the Sponsor), among other things, the provision of the services of one or more investment professionals. In exchange therefore, the Company shall pay the Sponsor the sum of $20,000 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

ii.

The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever; and

iii.

To the fullest extent permitted by applicable law, the Company hereby agrees to indemnify, hold harmless and exonerate the Sponsor and any of its affiliates (each, a “Sponsor Indemnitee”) from any and all costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement) actually, and reasonably incurred by any Sponsor Indemnitee or on a Sponsor Indemnitee’s behalf in connection with any  threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding instituted by the Company or any third party in respect of any investment opportunities sourced by a Sponsor Indemnitee for the Company or any liability arising with respect to a Sponsor Indemnitee’s activities in connection with the affairs of the Company (in each case that are provided without a separate written agreement between the Company and such Sponsor Indemnitee); provided, that in no event shall a Sponsor

Indemnitee be entitled to be indemnified or held harmless hereunder in respect of any costs, fees, expenses, judgments, liabilities, fines, penalties and amounts paid in settlement (if any) that Sponsor Indemnitee may incur by reason of such person’s own actual fraud or intentional misconduct; provided further, for the avoidance of doubt, that under no circumstance shall a Sponsor Indemnitee have a Claim to any monies or assets held in the Trust Account, and the Company shall not be permitted to procure monies or assets held in the Trust Account for the satisfaction of its obligations to any Sponsor Indemnitee in respect of the indemnification provided hereunder.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws principles.

[Signature Page Follows]

Very truly yours,

NEW PROVIDENCE ACQUISITION CORP. II

By:
Name:	Gary P. Smith
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

NEW PROVIDENCE ACQUISITION II LLC

By:
Name:	Gary P. Smith
Title:	Authorized Signatory

[Signature Page to Administrative Support Agreement]